Exhibit 99

INFORMATION

 For Immediate Release
January 22, 2009
Contact: 513.271.3700
 John A. Kraeutler, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS RECORD FIRST QUARTER SALES AND
OPERATING RESULTS, DECLARES REGULAR CASH DIVIDEND, AND REAFFIRMS FISCAL 2009 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported record first quarter net sales of $34.3 million a 1% increase over the same period of the prior fiscal year;
•	reported record first quarter net earnings of $8.1 million, an 8% increase over the same period of the prior fiscal year;
•	reported record first quarter diluted per share earnings of $0.20, an 11% increase over the same period of the prior fiscal year;
•	declared a regular quarterly cash dividend of $0.17 per share, 21% higher than the regular quarterly rate of fiscal 2008; and
•	reaffirmed its fiscal 2009 guidance released on January 15, 2009, of per share diluted earnings between $0.86 and $0.90 on net sales of $151 million to $156 million.

FINANCIAL HIGHLIGHTS
In Thousands, Except per Share Data

	Three Months Ended December 31,
	2008	2007	% Change
Net Sales	$34,293	$33,847	1%
Operating Income	12,158	11,193	9%
Net Earnings	8,076	7,456	8%
Earnings per Share (diluted)	$0.20	$0.18	11%

Cash and Short-term Investments	$49,761	$53,510
Working Capital	86,914	80,808
Long-term Debt Obligations	-	-
Shareholders’ Equity	131,427	116,776
Total Assets	146,125	135,011

FIRST QUARTER OPERATING RESULTS

Net sales for the first quarter of fiscal 2009, were $34.3 million as compared to $33.8 million for the same period of the prior fiscal year, an increase of $0.5 million or 1%.  Net earnings for the first quarter of fiscal 2009 were $8.1 million, or $0.20 per diluted share, up 8% and 11%, respectively, over the first quarter of fiscal 2008. Diluted common shares outstanding for the first quarters of fiscal 2009 and 2008 were 41,125,000 and 40,967,000, respectively.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.17 per share for the first quarter ended December 31, 2008.  The dividend is of record February 2, 2009, and payable February 9, 2009. The annual indicated dividend rate of $0.68 per share represents a 21% increase over the fiscal 2008 rate of $0.56 per share. Meridian has now increased its regular cash dividend rate eighteen times since it established a regular dividend in 1991. Guided by the Company’s policy of setting a payout ratio between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2009 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2009, management expects net sales to be in the range of $151 million to $156 million and per share diluted earnings to be between $0.86 and $0.90.  The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2009.

FINANCIAL CONDITION

The Company’s financial condition is sound.  At December 31, 2008, current assets were $99.9 million compared to current liabilities of $13.0 million thereby producing working capital of $86.9 million and a current ratio of 7.7.  Cash and short-term investments on hand were $49.8 million and the Company had 100% of its borrowing capacity available under its $30,000,000 commercial bank credit facility.  The Company has no debt obligations outstanding.

UNAUDITED OPERATING RESULTS
In Thousands, Except per Share Data

The following table sets forth the unaudited comparative operating results of Meridian Bioscience for the first quarters of fiscal 2009 and fiscal 2008 (in thousands, except per share data).

	Three Months Ended December 31,
	2008	2007

Net sales	$34,293	$33,847
Cost of goods sold	10,949	12,095
Gross profit	23,344	21,752

Operating expenses -
Research and development	2,064	1,536
Selling and marketing	4,967	4,690
General and administrative	4,155	4,333
Total operating expenses	11,186	10,559

Operating income	12,158	11,193
Other income	114	375
Earnings before income taxes	12,272	11,568
Income tax provision	4,196	4,112
Net earnings	$8,076	$7,456

Net earnings per basic common share	$0.20	$0.19
Weighted average basic common shares outstanding	40,318	39,910

Net earnings per diluted share	$0.20	$0.18
Weighted average diluted common shares outstanding	41,125	40,967

The following table sets forth the unaudited operating segment data for the interim periods in fiscal 2009 and fiscal 2008 (in thousands).

	Three Months Ended December 31,
	2008	2007
Net sales (third-party)
U.S. Diagnostics	$23,485	$22,219
European Diagnostics	5,671	6,099
Life Science	5,137	5,529
	$34,293	$33,847
Operating Income
U.S. Diagnostics	$10,387	$8,936
European Diagnostics	850	1,159
Life Science	847	991
Eliminations	74	107
	$12,158	$11,193

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer, said, “Our sales growth rate for the first quarter was challenged by the weakness of the Euro as well as shifts in ordering patterns in both the Diagnostics and Life Science businesses. Diagnostics sales were driven by our tests for C. difficile, H. pylori and food borne diseases. Respiratory test sales were weaker than the prior period due to the timing of flu test promotions. In Q1, our Tennessee facility produced strong operating income for the first time in five quarters, signaling a recovery in a key segment of our Life Science business.

Operating efficiency was very robust and generated gross profit of 68% and operating income of 35%, driven by our favorable mix of products, better utilization in Tennessee, and our commitment to manufacturing automation.

For the balance of 2009, we have confidence in the products and services that will drive our growth. We look forward to incremental contributions from several new international distributors, as well as from anticipated new product introductions including ILLUMIgene™ (LAMP). Moving forward, we will maintain a focus on executing our plans, restoring Life Science revenue growth, and improving our international performance.”

William J. Motto, Executive Chairman of the Board, commented, “Fiscal 2009 promises to be another record setting year for both sales and earnings.  We feel comfortable with guidance calling for net sales in the $151 million to $156 million range and per share diluted earnings between $0.86 and $0.90.  New product introductions coupled with careful attention to cost control will continue to drive our operating performance.  Our strong cash flow and balance sheet supports the cash dividend policy as well as potential acquisitions.  We look forward to sharing more good news with you as fiscal 2009 unfolds.”

FORWARD LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “should” and similar expressions or the negative versions thereof and which also may be identified by their context. Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made. The Company assumes no obligation to publicly update any forward-looking statements. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following: Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can change expected results. One of Meridian’s main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations. In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment.  The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through NASDAQ’s Global Select Market, symbol VIVO.  Meridian's website address is www.meridianbioscience.com.

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